CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 2-80150 on Form N-1A of our report dated June 20, 2006, relating to the financial statements and financial highlights of Merrill Lynch Healthcare Fund, Inc. (the “Fund”) (to be renamed BlackRock Healthcare Fund, Inc.) appearing in the Annual Report on Form N-CSR of the Fund for the year ended April 30, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/    Deloitte & Touche LLP

Princeton, New Jersey

September 19, 2006